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Exhibit 10.6

                      May 2, 2003

Stephen P. Holmes
Cendant Corporation
1 Campus Drive
Parsippany, NJ 07054

Dear Steve:

        Reference is made to the employment agreement by and between Cendant Corporation ("Cendant") and you dated as of September 12, 1997, as amended (your "Employment Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in your Employment Agreement.

        As you know, you will be eligible to receive an annual incentive bonus in respect of fiscal year 2003 with an opportunity of up to 200% (or such percentage as otherwise determined in accordance with the annual bonus plan) of your eligible base compensation in 2003 (the "2003 Bonus Plan"). It is Cendant's intention to maintain this bonus opportunity for you, but Cendant reserves the right to reduce your bonus opportunity in future years (but not below the target minimum amount set forth in your Employment Agreement).

        In consideration for your eligibility to receive the 2003 Bonus Plan and also in consideration for your award of restricted stock units as of April 22, 2003 as part of Cendant's Long Term Incentive Plan for 2003, this letter serves as a binding acknowledgment of your rights under your Employment Agreement as to the following matters:

          1.    Each Incentive Compensation Award payable with respect to any fiscal year following and including fiscal year 2002 which is taken into account in determining the 500% severance payment to which you will become entitled if your employment is terminated at any time during the Period of Employment by Cendant due to a Without Cause Termination or by you due to a Constructive Discharge or if you resign for any reason, will in no event be greater than 100% of your Base Salary in the fiscal year to which such Incentive Compensation Award relates.

          2.    The 36 months of continued benefits and perquisites to which you and your eligible dependents will become entitled if your employment is terminated at any time during the Period of Employment by Cendant due to a Without Cause Termination or by you due to a Constructive Discharge or if you resign for any reason will be limited to the benefits and perquisites provided under the plans listed on Attachment A hereto; provided, however, that your entitlement to continued benefits and perquisites will remain subject to the terms and conditions of the plans listed on Attachment A, as may be modified from time to time. Notwithstanding anything contained in your Employment Agreement,

  Cendant will be permitted to meet any of its obligations to provide you with continued benefits and perquisites by paying, or providing for the payment of, such benefits and perquisites directly or through alternate plans or individual policies with terms that are substantially similar (with respect to both coverage and cost to you) to the plans listed on Attachment A.

          3.    You acknowledge that Cendant will be terminating your current split dollar life insurance arrangement within the next few months and you agree that the termination of such arrangement will not constitute a breach of your Employment Agreement by Cendant and will not form grounds for a Constructive Discharge. You agree to execute any documents necessary to terminate such policies and/or transfer policy value to Cendant. Cendant is currently working towards providing a benefit arrangement to replace your split dollar life insurance arrangement and you will be notified when such replacement arrangement is implemented.

        Please acknowledge your agreement with the foregoing by signing below and returning a copy of this letter agreement to my attention. Thank you.

Very truly yours, /s/ TERRY CONLEY
Acknowledged and Agreed: /s/ STEPHEN P. HOLMES

Attachment A

    Executive Physical Exams
    Medical Expense Reimbursement Plan (MERP)
    Medical Insurance
    Dental Insurance
    Vision Service Plan
    Company Provided Car
    Avis Chairman's Club
    Avis Auto Lease Program
    Group Excess Liability Insurance
    AYCO Financial Counseling Services
    Adoption Assistance
    Employee Assistance Program
    Employee Discounts
    Fiddlers Elbow Country Club Membership
    Park Avenue Club Membership

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  Exhibit 10.6
Attachment A